EXHIBIT 10.2

2024 OMNIBUS STOCK PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

On the Date of Grant set forth below, The Davey Tree Expert Company (the “Company”) grants to the Grantee named below, in accordance with the terms of The Davey Tree Expert Company 2024 Omnibus Stock Plan and any rules promulgated by the Committee from time to time for the administration of such plan (the “Plan”) and this Performance Restricted Stock Unit Agreement (the “Agreement”), and based on the achievement of performance objectives specified by the Committee, Performance Restricted Stock Units with respect to the number of Shares set forth below (the “PRSUs”). Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

I. NOTICE OF PRSU GRANT

Name of Grantee (the “Grantee”):
Date of Grant:
Number of Shares (the “Shares”):
Vesting Schedule:
[100% of the PRSUs will vest on the third anniversary of the Date of Grant]
II. PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
1. Grant of PRSUs. The Company hereby grants to the Grantee PRSUs with respect to the number of Shares set forth above, subject to the terms and conditions of the Plan and this Agreement.
2. Vesting of PRSUs. The PRSUs shall become vested on the Vesting Date set forth above (the “Vesting Date”), provided that the Grantee does not forfeit the PRSUs pursuant to Section 3 prior to the Vesting Date. Further, all outstanding, unvested PRSUs will immediately vest in full upon the occurrence of a Change in Control while the Grantee remains employed by the Company or an Affiliate. Further, in its discretion, the Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any of the PRSUs.
3. Forfeiture of PRSUs. To the extent the PRSUs have not yet vested pursuant to Section 2, the PRSUs shall be forfeited without further action or notice if the Grantee’s employment terminates prior to the Vesting Date either voluntarily, other than as a result of Retirement (as defined below), or for Cause (as defined below).
(a) The termination of the Grantee’s employment will be “for Cause” if: (i) the Grantee has failed to devote substantially all the Grantee’s business time and good faith efforts to the performance of the Grantee’s duties; (ii) the Grantee has been grossly negligent in the performance of the Grantee’s duties; (iii) the Grantee has been insubordinate, dishonest, or disloyal to the Company; (iv) the Grantee has engaged in the use of illegal drugs or suffers from drug dependence or habitual insobriety; or (v) the Grantee has committed a felony or other criminal act involving dishonesty or moral turpitude, or as otherwise determined by the Committee to be “for cause”; and
(b) For purposes of this Agreement, “Retirement” means the Grantee’s voluntary separation from employment with the Company or an Affiliate, provided that, at the date of separation, the Grantee has attained the age of 62 years and has at least ten years of service with the Company and its Affiliates.
4. Settlement of PRSUs. Vested PRSUs will be paid by delivery of Common Shares. Each PRSU will be paid, to the extent then vested, on the earlier of:
(a) March 15 (or as soon as practicable thereafter) of the year following the Vesting Date;

(b) March 15 (or as soon as practicable thereafter) of the year following the year in which the Participant Retires, becomes disabled, or otherwise terminates employment with the Company; or
(c) on or within 30 days after the occurrence of a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code
5. Non-Transferability of PRSUs. The PRSUs are non-transferable, except by the laws of descent and distribution. The Participant shall have no right as a shareholder, including voting or dividend rights, with respect to the PRSUs subject to this Agreement.
6. Company Purchase Rights. By accepting any benefits under this Agreement, the Grantee hereby acknowledges and agrees that, pursuant to Section 16 of the Plan, any Shares acquired under this Agreement (or otherwise acquired under the Plan) shall be subject at all times to the rights of Company and the trust for the Company’s Employee Stock Ownership Plan to purchase any or all such Shares, to the fullest extent provided under the Articles of Incorporation of the Company, as amended from time to time. Any certificates or book entries representing Common Shares delivered pursuant to this Agreement will bear a legend referring to the restrictions on transfer contemplated by the Plan and this Agreement.
7. Certain Tax Matters. To the extent the Company or any Affiliate is required to withhold any federal, state, local, or other taxes in connection with the delivery of Common Shares under this Agreement, then the Company or Affiliate (as applicable) shall retain a number of Common Shares otherwise deliverable with a value equal to the required withholding; provided that in no event shall the value of the Shares retained exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Notwithstanding the foregoing, the Grantee may elect, in accordance with procedures adopted by the Company from time to time, to either (a) pay or provide for payment of the required tax withholding, or (b) have the required tax withholding deducted from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee; provided that the Company may require the use of one or both of these methods in the event that the Company or any Affiliate is required to withhold taxes at any time other than upon delivery of Common Shares under this Agreement.
8. Not an Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right to continued employment or other service with the Company and its Affiliates, or limit or affect in any manner the right of the Company and its Affiliates to terminate the employment or other service of Grantee, or adjust the compensation of Grantee, in each case with or without Cause.
9. Entire Agreement; Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement and supersedes all prior written or oral communications, representations, and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.
10. Adjustments. The number and kind of Shares subject to the PRSUs are subject to adjustment as provided in Section 4(c) of the Plan.
11. Section 409A of the Code. It is intended that this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. In particular, notwithstanding any other provision of the Plan or this Agreement to the contrary, and to the extent necessary to comply with Section 409A of the Code: (a) the phrase “termination of employment” or words of similar import shall mean the Grantee’s “separation from service”; (b) any PRSUs otherwise payable as a result of a Change in Control shall not be paid at such time unless the Change in Control qualifies as a “change in control event” within the meaning of Section 409A of the Code; and (c) no payment of PRSUs may be accelerated or deferred except as permitted under Section 409A of the Code. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the PRSUs granted under this Agreement is not warranted or guaranteed. Neither the Company and its Affiliates, nor the Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, beneficiary or other taxpayer as a result of this Agreement.

12. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives, and assigns of the Grantee, and the successors and assigns of the Company.
13. Choice of Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any rule or principle of conflicts or choice of law that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
14. Plan and Prospectus Delivery. By signing this Agreement, the Grantee acknowledges that copies of the Plan, Plan Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to the Grantee, and the Grantee consents to receiving the Prospectus Information electronically or, in the alternative, agrees to contact the Chief Financial Officer of the Company to request a paper copy of the Prospectus Information at no charge. The Grantee also represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and subject to the conditions set forth herein and in the Plan. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

THE DAVEY TREE EXPERT COMPANY

By:
Name:
Title

GRANTEE

By:
Name:
Title
NOTE: If your signed Performance Restricted Stock Unit Agreement is not received by the Chief Financial Officer of the Company by [________], [20__], the PRSUs shall be forfeited in full.

APPENDIX
CANADA ADDENDUM
Additional Terms and Conditions for Grants of Performance Restricted Stock Units Under
The Davey Tree Expert Company 2024 Omnibus Stock Plan

Terms and Conditions
This Canada Addendum includes additional terms and conditions that govern the Performance Restricted Stock Units (the “PRSUs”) granted to you under The Davey Tree Expert Company 2024 Omnibus Stock Plan and any rules promulgated by the Committee from time to time for the administration of such plan (the “Plan”) and the Performance Restricted Stock Unit Agreement (the “Agreement”) that relates to your Award if you reside in Canada. Capitalized terms used in this Canada Addendum without definition shall have the meanings assigned to them in the Plan and the Agreement. By accepting your Award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your Award.
Notifications
This Canada Addendum also includes information regarding certain issues of which you should be aware with respect to participation in the Plan. The information is based on the securities and other laws in effect in Canada as of January 2024. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this Canada Addendum as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your PRSUs vest or Common Shares are acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and The Davey Tree Expert Company (the “Company”) is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in Canada may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the PRSUs were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.
Terms and Conditions
Forfeiture of PRSUs. Section 3 of the Agreement is hereby amended in its entirety to read as follows:
3.     Forfeiture of PRSUs. To the extent the PRSUs have not yet vested pursuant to Section 2, the PRSUs shall be forfeited without further action or notice if the Grantee’s employment terminates prior to the Vesting Date either voluntarily, other than as a result of Retirement (as defined below), or for Cause (as defined below), as of the last day on which the Grantee performs active service or at the end of the applicable statutory notice period (if any) under the applicable employment standards legislation, whichever is later (the “Termination Date”). For greater certainty, the Termination Date shall be determined without reference to any contractual or common law notice of termination that may be granted by a Court, and no grants or damages in lieu thereof are payable with respect to any applicable contractual or common law notice period. The Grantee expressly agrees to and acknowledges that this provision has been called out to their attention.
(a) The termination of the Grantee’s employment will be “for Cause” if: (i) the Grantee has failed to devote substantially all the Grantee’s business time and good faith efforts to the performance of the Grantee’s duties; (ii) the Grantee has been grossly negligent in the performance of the Grantee’s duties; (iii) the Grantee has been insubordinate, dishonest, or disloyal to the Company; (iv) the Grantee has engaged in the use of illegal drugs or suffers from drug dependence or habitual insobriety; or (v) the Grantee has committed a felony or other criminal act involving dishonesty or moral turpitude, or as otherwise determined by the Committee to be “for cause”; and

(b) For purposes of this Agreement, “Retirement” means the Grantee’s voluntary separation from employment with the Company or an Affiliate, provided that, at the date of separation, the Grantee has attained the age of 62 years and has at least ten years of service with the Company and its Affiliates.
Settlement of PRSUs. For greater certainty, vested PRSUs will be paid by the issuance of Common Shares. Each PRSU will be paid, to the extent then vested, on the earlier of the dates set out in Section 4 of the Agreement.
Notifications
Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities acquired under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. You are encouraged to seek legal advice prior to any resale of such securities. In general, Grantees resident in Canada may resell their securities in transactions carried out outside of Canada and, in particular, you are generally permitted to sell Common Shares acquired pursuant to the Plan provided that the Company is a foreign issuer that is not public in Canada and the sale of the Common Shares acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada; or (ii) to a person or company outside of Canada. For purposes hereof, a foreign issuer is an issuer that: (a) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (b) does not have its head office in Canada; and (c) does not have a majority of its executive officers or directors ordinarily resident in Canada.
Foreign Property Information Reporting. A Grantee resident in Canada whose total cost amount of “specified foreign property”, which includes the Common Shares, at any time in a tax year exceeds Cdn. $100,000, is required to file an information return disclosing prescribed information in respect of such property. Penalties may apply where a Canadian Grantee fails to file the required information return in respect of its specified foreign property. Canadian Grantees to whom this reporting requirement may be relevant should consult their own tax advisors.